Exhibit 10.1

Merchants Bancshares, Inc.

Executive Annual Incentive Plan

2010 Plan Summary

February 2010

2010 Executive Annual Incentive Plan

Introduction and Objective

Merchants Bancshares, Inc.’s (“Merchants”) Executive Annual Incentive Plan is designed to recognize and reward executives for their collective contributions to the Company’s success. The Plan focuses on the financial measures that are critical to the Company’s growth and profitability. Individually and collectively, we all have the ability to influence and drive our success. This document summarizes the elements and features of the Plan.

In short, the objectives of the Incentive Plan are to:

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Recognize and reward achievement of Company’s annual business goals.

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Motivate and reward superior performance with acceptable risk as outlined by the Board of Directors.

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Provide a competitive total compensation package that enables Merchants to attract and retain talent needed to grow the Company.

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Encourage teamwork and collaboration among the Company’s leadership and across business groups — our collective contributions will drive improved business results.

Eligibility

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Current participants in the Plan include the top seven executives at Merchants (CEO, CFO, Sr. Lender, Sr. Community Banking Officer, Sr. Operations & IS Officer, General Counsel and MTC-President & CEO). New participants will be nominated by the President & CEO and approved by the Compensation Committee.

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Executives hired after September 30th are not eligible to participate in the year’s plan, unless the Compensation Committee approves an exception. They will participate in Plan starting the following January. New hires who are eligible to participate will receive pro-rated awards based on their date of hire.

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Participants must be active employees as of the award payout date to receive an award (see exceptions for death, disability and retirement in the “terms and conditions” section of the plan).

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Employees must maintain an acceptable performance level in order to participate in the plan.

Performance Period

The performance period and plan operates on a calendar year basis (January 1 – December 31st). Actual payout awards are made in cash following year-end after Merchants’s financial results and performance are known.

Performance Gate/Trigger

In order for the 2010 Plan to activate, Merchants must achieve at least $12.5M in Net Income for the year and maintain acceptable ratings on internal and regulatory agency audits. If Merchants does not achieve this level of performance (after giving effect to any awards), the Plan will not fund any awards for any participants.

Incentive Payout Opportunity

Each participant will have a target award (expressed as a percentage of base salary) and range that defines his or her incentive opportunity. The CEO’s target is 35% of base salary and the other executive officers’ target is 25% of base salary.

Actual awards will vary based on performance and range from 0% of target (not achieving minimal performance) to 150% of target for exceptional performance. For goals that do not meet threshold performance, there will be no award for that component.

The table below summarizes the incentive ranges for the 2010 Plan year

2010 Short-Term Incentive Targets
Role	Below Threshold	Threshold (40% of Target)	Target (100%)	Stretch (150% of Target)
CEO/President	0%	14.0%	35.0%	52.5%
Other Executives	0%	10.0%	25.0%	37.5%

Incentive Plan Measures

Incentives for all participants will be based on a combination of Company and Division\Individual performance, however not all participants will have divison/individual performance goals for the year. The specific measures, and the weights of each measure will vary based on participant and will be determined prior to the beginning of the plan year.

COMPANY PERFORMANCE (2-5 measures depending on role at Merchants) (e.g. ROA, ROE, Efficiency Ratio, Net Interest Income and/or Tier One Ratio)
+
DIVISION - INDIVIDUAL PERFORMANCE (up to 3 measures) (measures and weights defined by area/role)

• Subsets of Corporate Performance Measures and Strategic Plan
(i.e. Divisional Income, Fee Income, Loan Growth, Branch/Regional Deposit Growth, Revenue/FTE,
Measures Specific to Functional Area, Strategic Projects)

Performance Goals and Weights

The CEO, CFO, General Counsel and Sr. Operations & IS Officer will focus collectively on all five Company goals (ROA, ROE, Efficiency Ratio, Net Interest Income and Tier One Ratio).

The remaining participants (Sr. Lender, Sr. Community Banking Officer and MTC-President & CEO) will focus on 1-3 Company goals depending on their current role at Merchants as well as one or more Division and/or Individual performance goals. Performance goals should reflect Merchants’ business plan and strategic goals for the year.

Each goal must have a minimum weighting equal to or greater than 10%.

Below is a summary of the Company performance goals for 2010:

Company Performance Measures	2010 Performance Goals(1)
	Threshold	Target/Budget	Stretch
ROA	0.87	0.99	1.05
ROE relative to Industry Index(2)	75th Percentile	85th Percentile	90th Percentile
Efficiency Ratio	61.78%	58.54%	57.85%
Net Interest Income	$50,750	$53,623	$54,750
Tier One Ratio	7.90%	8.01%	8.07%

The table below outlines guidelines for the weightings of performance measures for participants:

Role/Function	Company Performance	Divison / Individual Performance
CEO, CFO, General Counsel, Sr. Operations & IS Officer	100%	—
MTC – President & CEO	50%	50%
Sr. Lender & Sr. Community Banking Officer	60% - 80%	20% - 40%

The weightings for each performance goal will be determined at the beginning of the plan year for each participant. An individual scorecard will be developed for each participant to track his or her performance relative to the defined goals and will be provided to the Compensation Committee for its review and approval.

Payouts

Awards will be paid as a cash bonus within 75 days following the Plan year end once Merchants’ financial results and performance are known. Payouts will be based on participants earned base salary for the fiscal year ended December 31, 2010.

Awards will be determined based on our achievement against the performance goals. Each performance goal will be evaluated separately as follows:

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Threshold performance will pay out at 40% of target incentive award allocated for the goal.

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Target performance will pay out 100% of the target incentive award allocated for the goal.

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(1)

Company and divison/individual performance measures/goals/weightings for each participant will be defined by the CEO and approved annually by the Compensation Committee. This plan summary contains specific recommendations for 2010.

(2)

Index comprised of Northeast Commercial Banks with assets between $750M and $5B.

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Stretch performance will pay out at 150% of the target incentive award allocated for the goal.

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No awards will be paid for performance below threshold for a particular goal.

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Actual payouts for each performance goal will be pro-rated for any level of performance between threshold and target and target and stretch using interpolation to reward incremental improvement.

Awards are calculated for each participant and approved by the CEO and the Compensation Committee before being submitted to the full Board for final approval. Awards are then paid out less necessary withholding.

Company Discretion

Merchants reserves the right to apply positive or negative discretion to the plan to reflect the business environment and market conditions that may affect the Company’s performance and incentive plan funding.

Merchants also reserves the right to amend, modify and adjust payouts as necessary.

See “Terms and Conditions” for further details on the Plan provisions.

Illustration of Performance Scorecard

Below is an illustration for an executive with a base salary of $160,000 and an incentive target of 25% of base salary ($40,000). Goals and weights are for illustration purposes only.

Participant Goals				Performance and Payout
Performance Measure	Performance Goal threshold/target/stretch	Weight	$	Actual Performance	Payout Allocation (0% - 150% of target opportunity)	Payout ($)
ROA	0.87 / 0.99 / 1.05	25%	$10,000	1.03 (Stretch)	150%	$15,000
ROE (relative to industry index)	75th / 85th / 90th percentile	25%	$10,000	85th (Target)	100%	$10,000
Efficiency Ratio	61.78% / 58.54% / 57.85%	20%	$8,000	61.78% (Threshold)	40%	$3,200
Division / Individual Goal	TBD	15%	$6,000	Below Threshold	0%	$0
Division / Individual Goal	TBD	15%	$6,000	Target	100%	$6,000
TOTAL		100%	$40,000	85.5% payout		$34,200

In this example, the actual payout is 85.5% of the participant’s target award of $40,000 or $34,200 (or 85.5% of 25% = 21.38% of base salary).

Terms and Conditions

This section provides a general overview of the major terms and conditions for the Executive Annual Incentive Plan.

Effective Date

The Plan is effective January 1, 2010 to reflect Plan year January 1, 2010 to December 31, 2010. The Plan will be reviewed annually by Merchants’ Compensation Committee to ensure proper alignment with the Company’s business objectives. Merchants retains the rights as described below to amend, modify or discontinue the Plan at any time during the specified period. The Plan will remain in effect until December 31, 2010.

Plan Administration

The Compensation Committee of the Board authorizes the Plan. The Compensation Committee has the sole authority to interpret the Plan and to make or nullify any rules and procedures, as necessary, for proper administration of the Plan. The Compensation Committee will make final determinations regarding cash compensation paid to the named executive officers under the Plan and will present these recommendations to the full Board for final approval. Any determination by the Board of Directors will be final and binding on all participants.

Plan Discretion

The Plan is designed to encourage focus on Merchants’ annual business plan goals while providing the flexibility and discretion needed to be responsive to our business’ needs. Therefore, the Committee reserves the right to apply positive or negative discretion to the plan payouts to reflect business environment and market conditions that may affect the Company’s performance.

Program Changes or Discontinuance

Merchants has developed the Plan based on existing business, market and economic conditions; current services; and staff assignments. If substantial changes occur that affect these conditions, services, assignments, or forecasts (for example, mergers, dispositions or other corporate transactions, changes in laws or accounting principles or other events) the Company may add to, amend, modify or discontinue any of the terms or conditions of the Plan at any time.

The Compensation Committee may, at its sole discretion, waive, change or amend any of the Plan as it deems appropriate.

Incentive Award Payments

Awards will be paid in cash within 75 days following the end of the Plan year. Awards will be paid out as a percentage of a participant’s base earnings as of December 31, 2010. (Base earnings reflect the base salary actually earned during the course of the year. This allows for an automatic conversion for part-time employees, employees who receive salary increases during the year, and employees who are employed after the start of the year.)

Incentive awards will be considered taxable income to participants in the year paid and will be subject to withholding for required income and other applicable taxes.

Termination of Employment

Participants must be an active employee of the Company as of the award payout date to receive an award. Participants who terminate during the Plan year will not be eligible to receive an incentive award for that year. (See exceptions for death, disability and retirement below.)

Disability, Death or Retirement

Except as specifically provided otherwise in any employment agreement, the following summarizes how incentives will be handled in regards to disability, death, or retirement:

If a participant ceases to be employed by the Company due to disability, his/her cash incentive award for the Plan period shall be prorated to the date of disability.

In the event of death, the Company will pay to the participant’s estate the pro rata portion of the cash award that had been earned by the participant for the year.

Individuals who retire will receive a cash incentive payout prorated to reflect their service with the Company.

Ethics and Interpretation

If there is any ambiguity as to the meaning of any terms or provisions of this plan or any questions as to the correct interpretation of any information contained therein, the Company’s interpretation expressed by the Compensation Committee will be final and binding.

The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject the employee to disciplinary action up to and including termination of employment. In addition, any incentive compensation as provided by this plan to which the employee would otherwise be entitled will be revoked.

Participants who have willfully engaged in any activity, injurious to the Company, will upon termination of employment, death, or retirement, be obligated to repay any incentive award earned during the award period in which the wrongful conduct occurred.

Miscellaneous

The Plan will not be deemed to give any participant the right to be retained in the employ of the Company, nor will the Plan interfere with the right of the Company to discharge any participant at any time for any reason.

In the absence of an authorized, written employment contract, the relationship between employees and the Company is one of at-will employment. The Plan does not alter the relationship.

This incentive plan and the transactions and payments hereunder shall, in all respect, be governed by, and construed and enforced in accordance with the laws of the state of Vermont.

Each provision in this Plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

This plan is proprietary and confidential to Merchants Bancshares, Inc. and its employees and should not be shared outside the organization.